Exhibit 99.1
FOR IMMEDIATE RELEASE
Terremark Worldwide Reports First Quarter
Fiscal Year 2011 Results
Company Delivers Another Record Bookings Quarter, Increases Revenue and EBITDA Guidance for Fiscal Year 2011
•	Total revenues for the quarter ended June 30, 2010 were $79.0 million, representing an 20% year-over-year increase

•	EBITDA, as adjusted, for the quarter ended June 30, 2010 was $19.2 million, representing a 15% year-over-year increase

•	Bookings were a record $57.9 million for the quarter ended June 30, 2010

•	Income from operations for the quarter ended June 30, 2010 was $4.6 million

•	60 new customers were added in the quarter, bringing the total number of customers to 1,368
MIAMI — August 4, 2010 — Terremark Worldwide, Inc. (NASDAQ:TMRK), a leading global provider of managed IT infrastructure services, today reported its results for the quarter ended June 30, 2010.
The company delivered another record bookings quarter with $57.9 million of new annual contract value booked in the quarter. Terremark’s results for the quarter were at the high-end of previously announced guidance with total revenues of $79.0 million and EBITDA, as adjusted, of $19.2 million.
“The first quarter represented a transformational period for the long-term success of Terremark,” said Manuel D. Medina, Chairman and CEO of Terremark. “In addition to our strong financial results, we believe that the significant achievements we announced during the quarter will help our company build on the very positive momentum we have developed over the past several quarters. These considerable accomplishments — the signing of Verizon Business, the launch of our NAP of Amsterdam, and a record-breaking bookings quarter — will help take Terremark to new heights in the coming quarters, particularly as we look to fiscal year 2012.”

“When combining the outstanding performance in this first quarter and the recurring nature of our business, we’ve built a very impressive foundation for the continued growth of Terremark,” said Jose Segrera, Terremark’s CFO. “The fact that we are raising our revenue and EBITDA guidance for fiscal year 2011 illustrates the high degree of confidence we have in our ability to execute and to continue to deliver strong results across our key financial metrics.”
Q1 FY11 Financial Highlights
•	Total revenues for the quarter ended June 30, 2010 were $79.0 million, which is in-line with the high-end of previously announced guidance and representing a 20% year-over-year increase.

•	EBITDA, as adjusted, for the quarter ended June 30, 2010 was $19.2 million, in-line with the high-end of previously announced guidance and representing a 15% year-over-year increase. EBITDA, as adjusted, is defined as income (loss) from operations less depreciation, amortization, certain legal and professional costs, litigation and employment settlements, and share-based payments, including share-settled liabilities. EBITDA, as adjusted, should be considered in addition to, but not in lieu of, income (loss) from operations reported under U.S. Generally Accepted Accounting Principles (GAAP).

•	Income from operations for the first quarter was $4.6 million.

•	Cross connects billed to customers increased to 9,392 as of June 30, 2010 from 8,456 a year earlier, representing an 11% year-over-year rise. The compelling value of Terremark’s network-netural model continues to be reinforced by the consistent growth of cross connects billed to customers.

•	Total colocation space utilization increased to 30.3% as of June 30, 2010 from 29.0% as of March 31, 2010. Utilization of built-out colocation space increased to 54.9% as of June 30, 2010, an increase from 54.4% as of March 31, 2010.
Q1 FY11 Business Highlights
•	Terremark increased the annualized cloud computing run rate to $26.0 million during the first quarter, a 19% increase from the previous quarter. The company’s cloud computing solutions continue to gain traction with Fortune 500 enterprises and federal government agencies looking to deploy and manage applications faster, while substantially reducing their total cost of ownership.

•	Terremark had another quarter of record bookings with $57.9 million of new annual contract value booked in the quarter ended June 30, 2010. The company had $46.9 million of recurring bookings in the quarter, a 56% increase over the company’s previous record high.

•	During the quarter ended June 30, 2010, Terremark added 60 new customers, for a total of 1,368 customers at the end of the period.

•	During the first quarter, Terremark launched construction of the Network Access Point (NAP) of Amsterdam. Terremark’s NAP of Amsterdam will provide 25,000 square feet of colocation space within a physically robust facility inside the Amsterdam Airport Schiphol Area under a lease agreement with Digital Realty Trust, Inc. (NYSE:DLR). The facility will feature massive connectivity with the Amsterdam Internet Exchange (AMS-IX), one of the world’s largest internet exchanges, committed to establishing a peering node at the datacenter. The company has also secured Schiphol Group, which owns and operates some of Europe’s busiest airports, as the data center’s anchor customer.

•	In June, Terremark also announced that Verizon Business signed a colocation services agreement for 25,000 square feet at the NAPs of the Capital Region and the Americas to meet increasing demand from Verizon’s federal clients to deliver FISMA-compliant data center services.

•	Construction of the third datacenter at Terremark’s NAP of the Capital Region campus continues on budget and on schedule for completion in the third quarter of fiscal year 2011. The company has secured contracts for more than 75 percent of the available datacenter space at the campus, with several federal government and large enterprise customers leveraging the campus’ unique blend of ultra-secure, highly reliable physical infrastructure and Terremark’s complete suite of industry-leading IT infrastructure solutions.
Business Outlook
•	For the second quarter of fiscal 2011, the company expects revenues to range from $80.0 million to $83.0 million and EBITDA, as adjusted, to range from $20.0 million to $22.0 million.

•	For the full 2011 fiscal year, the company increased guidance for revenues to range from $345.0 million to $350.0 million and EBITDA, as adjusted, to range from $99.0 million to $102.0 million.
The foregoing statements regarding targets for the quarter and full year are forward-looking and actual results may differ materially. These are the company’s targets, not predictions of actual performance.
Conference Call Information
•	The Company will hold a conference call today, August 4, 2010 at 5:00 p.m. ET, to discuss all of the above.

•	To hear the conference call live, please dial 866-543-6403 (domestic) or 617-213-8896 (international) five to ten minutes before the call and reference the passcode TMRK Call.

•	A simultaneous live Webcast of the call will be available on the Internet at http://www.terremark.com, under the Investor Relations heading.

•	A replay of the call will be available beginning on Wednesday, August 4, 2010 at 8:00 p.m. ET by dialing 888-286-8010 (domestic) or 617-801-6888 (international) and providing the following replay code: 72970208. In addition, the Webcast will be available on the Company’s web site at http://www.terremark.com.
The Company’s financial performance as of June 30, 2010, March 31, 2010 and December 31, 2009 and for the quarters ended June 30, 2010, March 31, 2010 and June 30, 2009 can be found on the attached balance sheet and income statement. Additional information on the Company’s financial performance can also be found on the Company’s Quarterly Report on Form 10-Q.
About Terremark Worldwide, Inc.
Terremark Worldwide (NASDAQ:TMRK) is a leading global provider of IT infrastructure services delivered on the industry’s most robust and advanced technology platform. Leveraging data centers in the United States, Europe and Latin America with access to massive and diverse network connectivity, Terremark delivers government and enterprise customers a comprehensive suite of managed solutions including managed hosting, colocation, disaster recovery, security, data storage and cloud computing services. Terremark’s Enterprise Cloud computing architecture delivers the agility, scale and economic benefits of cloud computing to mission-critical enterprise and Web 2.0 applications and its DigitalOps® service platform combines end-to-end systems management workflow with a comprehensive customer portal. More information about Terremark Worldwide can be found at http://www.terremark.com.
Statements contained in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Terremark’s actual results may differ materially from those set forth in the forward-looking statements due to a number of risks, including uncertainties inherent in government contracting, its ability to cross-sell across an acquired customer base, ability to increase revenue yields within facilities, ability to refinance existing debt, uncertainties and other factors, as discussed in Terremark’s filings with the SEC. These factors include, without limitation, Terremark’s ability to obtain funding for its business plans, uncertainty in the demand for Terremark’s services or products, Terremark’s ability to manage its growth, and the successful integration of operations of acquired companies. Terremark does not assume any obligation to update these forward-looking statements.
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Non-GAAP Financial Measures
Terremark continues to provide all information required in accordance with U.S. Generally Accepted Accounting Principles (GAAP), but it believes that evaluating its ongoing operating results may be difficult if limited to reviewing only GAAP financial measures. Accordingly, Terremark uses non-GAAP financial measures, such as EBITDA, as adjusted. In presenting these non-GAAP financial measures, Terremark excludes certain items that it believes are not good indicators of the Company’s current or future operating performance. These items are depreciation, amortization, certain legal and professional costs, litigation and employment settlements, and share-based payments, including share-settled liabilities. Bookings represent contracted revenue to be deployed in current or future periods. Bookings are calculated based on the annualized value of monthly recurring revenues plus project-type revenue.
Terremark intends to calculate the various non-GAAP financial measures in future periods on a basis consistent with its calculation of those measures for the three months ended June 30, 2010 and 2009 and for the three months ended March 31, 2010, presented within this press release.
CONTACT:
Media Relations
Terremark Worldwide, Inc.
Xavier Gonzalez
305-961-3134
xgonzalez@terremark.com
Investor Relations
Terremark Worldwide, Inc.
Hunter Blankenbaker
305-961-3109
hblankenbaker@terremark.com

Terremark Worldwide, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	June 30,	March 31,	December 31,
	2010	2010	2009

Assets

Current assets:
Cash and cash equivalents	$52,318	$53,468	$59,560
Accounts receivable, net	56,873	50,266	41,885
Prepaid expenses and other current assets	14,802	13,023	13,234

Total current assets	123,993	116,757	114,679

Property and equipment, net	432,789	404,656	376,994
Debt issuance costs, net	4,905	3,384	3,369
Other assets	14,653	17,578	17,798
Intangibles, net	11,282	11,759	12,236
Goodwill	96,112	96,112	95,946

Total assets	$683,734	$650,246	$621,022

Liabilities and Stockholder’s Equity

Current liabilities:
Current portion of capital lease obligations	$5,473	$4,919	$4,212
Accounts payable and other current liabilities	67,730	74,640	62,557
Interest payable	2,529	17,308	3,247

Total current liabilities	75,732	96,867	70,016
Secured loans	444,404	388,835	388,207
Convertible debt	57,192	57,192	57,192
Deferred rent and other liabilities	27,152	18,351	17,514
Deferred revenue	8,657	8,514	8,424

Total liabilities	613,137	569,759	541,353

Commitments and contingencies	-	-	-

Stockholders’ equity:
Series I convertible preferred stock	—	—	—
Common stock	65	65	65
Common stock warrants	8,901	8,901	8,901
Additional paid-in capital	458,396	456,860	454,364
Accumulated deficit	(394,935)	(384,667)	(383,486)
Accumulated other comprehensive loss	(1,830)	(672)	(175)

Total stockholders’ equity	70,597	80,487	79,669

Total liabilities and stockholders’ equity	$683,734	$650,246	$621,022

Terremark Worldwide, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	For the Three Months Ended
	June 30,	March 31,	June 30,
	2010	2010	2009

Revenues	$79,047	$82,511	$65,761

Expenses:
Cost of revenues, excluding depreciation and amortization	43,645	41,234	36,725
General and administrative	10,515	9,260	8,236
Sales and marketing	8,567	9,202	6,276
Depreciation and amortization	11,689	10,408	8,872

Total operating expenses	74,416	70,104	60,109

Income from operations	4,631	12,407	5,652

Other (expenses) income
Interest expense	(14,219)	(12,994)	(9,064)
Loss on early extinguishment of debt	—	—	(10,275)
Change in fair value of derivatives	25	342	(1,500)
Interest income	107	59	93
Other	(313)	(754)	490

Total other expenses	(14,400)	(13,347)	(20,256)

Loss before income taxes	(9,769)	(940)	(14,604)
Income tax expense	(499)	(241)	(574)

Net loss	(10,268)	(1,181)	(15,178)
Preferred dividend	(233)	(234)	(234)

Net loss attributable to common stockholders	$(10,501)	$(1,415)	$(15,412)

Net loss per common share:
Basic and diluted	$(0.16)	$(0.02)	$(0.25)

Weighted average common shares outstanding — basic and diluted	65,201	65,017	61,413

Reconciliation of Income from Operations to EBITDA, as adjusted:
Income from operations	4,631	12,407	5,652
Depreciation and amortization	11,689	10,408	8,872
Share-based payments, including share-settled liabilities	2,739	3,093	2,032
Certain legal and professional costs	185	615	104
Litigation and employment settlements	—	—	40

EBITDA, as adjusted	$19,244	$26,523	$16,700

Calculation of Gross Profit Margin:
Revenues	79,047	82,511	65,761
Less:
Cost of revenues, excluding depreciation and amortization	43,645	41,234	36,725

Gross profit	$35,402	$41,277	$29,036

Gross Profit Margin as a % of Revenue	45%	50%	44%